UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 23, 2011

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PokerTek, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 8.01                Other Events

On September 23, 2011, SEGOB, the governmental body that issues permits and regulates gaming activities in Mexico, issued an information bulletin to casino operators notifying them that all card and roulette games, whether live or electronic, would no longer be permitted. As a result, we have been working with our customers to temporarily remove all PokerTek games from the gaming floor pending further clarification. As of June 30, 2011, we had placed 76 electronic table games in Mexico, representing approximately 17% of total quarterly revenue.

We believe that this information bulletin represents a continuation of the government’s recent effort to strengthen the regulatory environment following the tragic casino fire in Monterrey last month. It is our understanding that SEGOB and other governmental agencies will continue to review specific permit-holders, evaluating permissible games in the market, with additional regulatory clarifications and/or or new permits anticipated.

We believe that strengthened government regulation and increased enforcement of those regulations is ultimately positive for the Mexico gaming market. However, we cannot provide any assurance as to timing or ultimate outcome of this process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date:	September 29, 2011	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer
and Chief Financial Officer